Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean Vice President, Investor Relations Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES
RECORD FOURTH QUARTER AND FULL-YEAR 2009 RESULTS

RADNOR, PA (BusinessWire) February 10, 2010 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months and year ended December 31, 2009 and provided initial full-year 2010 guidance.

Fourth Quarter 2009 Highlights
Fourth quarter 2009 highlights and results, with comparisons to fourth quarter 2008 results, included the following:

•	Record quarterly distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $48.3 million, as compared to $35.0 million in the prior year quarter;

•
Record adjusted net income, a non-GAAP measure which excludes the effects of the non-cash change in derivatives fair value and impairments, of $32.4 million, or $0.49 per limited partner unit, as compared to $20.6 million, or $0.28 per limited partner unit, in the prior year quarter;

•	Net income of $23.6 million, or $0.33 per limited partner unit, as compared to $15.9 million, or $0.19 per limited partner unit;

•	Coal production by lessees of 8.5 million tons, as compared to 8.7 million tons;

•	Coal royalties revenue, net of coal royalties expense, of $28.6 million, or $3.38 per ton, as compared to $32.4 million, or $3.72 per ton;

•	Quarterly natural gas midstream system throughput volumes of 27.9 billion cubic feet (Bcf), or 303 million cubic feet (MMcf) per day, as compared to 29.8 Bcf, or 324 MMcf per day;

•	Midstream gross margin, prior to the cash impact of derivatives, of $34.5 million, or $1.23 per thousand cubic feet (Mcf), as compared to $20.1 million, or $0.68 per Mcf; and

•	Midstream gross margin, adjusted for the cash impact of midstream derivatives, of $35.9 million, or $1.29 per Mcf, as compared to $17.6 million, or $0.59 per Mcf.

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

Management Comment
A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report that distributable cash flow generated by our two business segments increased by $11.1 million, or 30 percent, over the third quarter of 2009 and was $13.3 million, or 38 percent, higher than the fourth quarter of 2008.

“The significant improvement in quarterly results was due to much higher fractionation, or frac, spreads for PVR Midstream due to higher natural gas liquids (NGLs) prices and continued low natural gas costs.  We also enjoyed a full quarter’s benefit from the acquisition of a processing plant and expanded capacity in our largest system, the Panhandle system, which allows us to process gas volumes which were previously being bypassed and processed by third parties.  We anticipate system throughput and processed volumes will increase in 2010 as producers’ drilling activity increases as the result of an ongoing recovery in natural gas prices compared to relatively low 2009 levels.

“Coal royalties revenue, net of coal royalties expense, which accounted for approximately 83 percent of the Coal and Natural Resource Management segment’s fourth quarter revenues, was slightly higher as compared to the third quarter of 2009 but was 12 percent lower than the prior year quarter.  Other revenues, while 13 percent higher as compared to the third quarter, was 28 percent lower than the prior year quarter due to a year-over-year decrease in the prices of timber and natural gas.”

Fourth Quarter 2009 Results
DCF for the fourth quarter of 2009 of $48.3 million was $13.3 million, or 38 percent higher, than the $35.0 million of DCF in the fourth quarter of 2008 primarily due to:

•	an $18.3 million increase in natural gas midstream segment gross margin (adjusted for the cash impact of midstream derivatives) due to higher frac spreads and increased processing volumes; and

•	a $1.4 million decrease in other capital expenditures.

These increases in DCF were partially offset by:

•
a $6.3 million decrease in coal and natural resource management segment total revenues due to decreases in coal royalties, caused primarily by lower coal prices received by lessees, and reduced levels of oil and gas royalties and other revenue; and

•	a $0.5 million increase in interest expense (adjusted for the cash impact of interest rate derivatives).

DCF in the fourth quarter of 2009 was $11.1 million, or 30 percent, sequentially higher than the $37.2 million of DCF in the third quarter of 2009 primarily due to improved midstream segment gross margin.

The $11.8 million, or 57 percent, increase in adjusted net income as compared to the prior year quarter was primarily due to an $18.3 million increase in operating income from PVR Midstream (adjusted for the cash impact of midstream derivatives), offset in part by a $5.9 million decrease in operating income from PVR Coal & Natural Resource Management (adjusted for impairments) and the $0.7 million increase in interest expense (adjusted for the cash impact of interest rate derivatives).

The $7.7 million, or 48 percent, increase in net income as compared to the prior year quarter was due to a $37.5 million increase in operating income and a $1.1 million decrease in interest and other expenses, partially offset by a $31.0 million increase in derivatives expense resulting from changes in the valuation of unrealized derivative positions.

Full-Year 2009 Results
For the year ended December 31, 2009, DCF was a record $151.7 million, as compared to $129.9 million in 2008.  Operating income was $108.3 million as compared to $115.2 million, which includes a $31.8 million goodwill impairment charge, in 2008.  Adjusted net income, which excludes the effects of the non-cash change in derivatives fair value and impairments, was a fiscal year record $92.4 million, or $1.27 per limited partner unit, as compared to $86.5 million, or $1.28 per limited partner unit, in 2008.  Net income was $65.2 million, or $0.76 per limited partner unit, as compared to $104.5 million, or $1.63 per limited partner unit, in 2008, primarily due to a $36.5 million increase in derivatives expense and the $6.9 million decrease in operating income.  Coal production by lessees was a record 34.3 million tons with average coal royalties per ton of $3.51 ($3.34 net of coal royalties expense) as compared to 33.7 million tons with average coal royalties per ton of $3.65 ($3.36 net of coal royalties expense) in 2008.  Natural gas midstream system throughput volumes were a record 121.3 Bcf, or 332 MMcf per day, with a gross margin of $0.81 per Mcf ($0.90 adjusted for the cash impact of derivatives), as compared to 98.7 Bcf, or 270 MMcf per day, with a gross margin of $1.09 per Mcf ($0.77 adjusted for the cash impact of derivatives).

Cash Distribution
As previously announced, on February 12, 2010, we will pay to unitholders of record as of February 2, 2010 a quarterly cash distribution of $0.47 per unit, or an annualized rate of $1.88 per unit.  The distribution remains unchanged from the distribution paid in the previous quarter.

Coal and Natural Resource Management Segment Review
During the fourth quarter of 2009, operating income for PVR Coal & Natural Resource Management decreased by $7.4 million, or 26 percent, to $21.0 million from $28.4 million in the prior year quarter.  Total revenues, net of coal royalties expense, decreased by $6.2 million, or 15 percent, to $34.6 million from $40.8 million in the prior year quarter primarily due to a $3.8 million, or 12 percent, decrease in coal royalties revenue, net of coal royalties expense, as well as a $1.5 million decrease in other revenues resulting from decreased lessee minimum rental payments and coal transportation (wheelage) fees, and a $0.8 million decrease in oil and gas royalties and timber revenue resulting from lower commodity prices.  As compared to the third quarter of 2009, operating income was one percent lower.  Total revenues, net of coal royalties expense, of $34.6 million was three percent higher as compared to the third quarter of 2009.

Coal royalties revenue, net of coal royalties expense, was 12 percent lower than the prior year quarter, primarily due to a $0.34, or nine percent decrease, in average net coal royalties per ton to $3.38 in the fourth quarter of 2009 as compared to $3.72 in the prior year quarter.  Fourth quarter 2009 lessee production was 0.3 tons, or three percent, lower than the prior year quarter with decreases in Central Appalachia and the Illinois Basin offset by increases in Northern Appalachia and the San Juan Basin.  Operating expenses, excluding coal royalties expense, increased by 10 percent to $13.6 million primarily due to an impairment charge of $1.5 million in the fourth quarter of 2009, partially offset by a net decrease in other operating expenses.

Natural Gas Midstream Segment Review
During the fourth quarter, operating income for PVR Midstream increased $45.0 million to $16.2 million from an operating loss of $28.8 million in the prior year quarter.  Adjusted for the cash impact of derivatives and impairments, operating income increased from $0.5 million in the prior year quarter to $17.6 million. Midstream gross margin increased by 71 percent to $34.5 million, or $1.23 per Mcf, from $20.1 million, or $0.68 per Mcf, in the prior year quarter primarily due to an increase in the price of NGLs, partially offset by a six percent decrease in system throughput volumes.  Adjusted for the cash impact of derivatives, midstream gross margin was $35.9 million, or $1.29 per Mcf, up 104 percent from $17.6 million, or $0.59 per Mcf, in the prior year quarter and up 28 percent from $28.1 million, or $0.94 per Mcf, in the third quarter of 2009.

During the fourth quarter of 2009, processed volumes at our plants increased relative to the prior year period due to contributions from recent expansions and acquisitions, helping to drive higher gross margins for the segment.  Despite the increase in processed volumes, system throughput volumes decreased six percent to 27.9 Bcf, or approximately 303 MMcf per day, in the fourth quarter of 2009 from 29.8 Bcf, or approximately 324 MMcf per day, in the prior year quarter.  The decrease in non-processed volumes was primarily the result of reduced drilling in late 2009 by producers as the result of low gas prices during 2009.  Other expenses decreased by $29.4 million to $21.3 million, due to a $31.8 million impairment charge in the fourth quarter of 2008, partially offset by a $1.7 million increase in depreciation, depletion and amortization and operating expenses resulting from expansions.

Capital Resources and Impact of Derivatives
As of December 31, 2009, we had outstanding borrowings of $620.1 million under our $800 million revolving credit facility and $8.7 million of cash and equivalents, with remaining borrowing capacity of $178.3 million.  The $52.0 million increase in outstanding borrowings as compared to the $568.1 million outstanding as of December 31, 2008 was primarily due to 2009 expansion capital expenditures.  Interest expense decreased from $7.3 million in the fourth quarter of 2008 to $6.2 million in the fourth quarter of 2009 due to decreased interest rates, offset in part by the higher level of outstanding borrowings during the quarter as compared to the prior year quarter.

For the fourth quarter of 2009, derivatives expense was $7.7 million, as compared to derivatives income of $23.3 million in the prior year quarter.  Cash settlements of derivatives included in these amounts resulted in net cash payments of $1.1 million during the fourth quarter of 2009 related to commodity and interest rate derivatives, as compared to $5.2 million of net cash payments in the prior year quarter, a $4.1 million improvement.  See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin.  See the Guidance Table included in this release for details of derivative positions as of December 31, 2009.

Initial Guidance for 2010
See the Guidance Table included in this release for initial guidance estimates for full-year 2010.  These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes.

Conference Call
A joint conference call and webcast for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), during which management will discuss fourth quarter 2009 financial and operational results, is scheduled for Thursday, February 11, 2010 at 1:00 p.m. ET.  Prepared remarks by A. James Dearlove, Chairman and Chief Executive Officer, will be followed by a question and answer period.  Investors and analysts may participate via phone by dialing 1-866-630-9986 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to our website, www.pvresource.com, or PVG’s website, www.pvgpholdings.com, at least 15 minutes prior to the scheduled start of the call to download and install any necessary audio software.  A telephonic replay of the call will be available for two weeks by dialing 1-888-203-1112 (international: 1-719-457-0820) and using the following replay code: 9994822.  An on-demand replay of the conference call will be available for two weeks at our website.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA).  PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.  For more information about us, visit our website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; our ability to access external sources of capital; any impairment writedowns of our assets; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our coal differs from estimated recoverable coal reserves; our ability to generate sufficient cash from our businesses to maintain and pay the quarterly distribution to our general partner and our unitholders; the experience and financial condition of our coal lessees and natural gas midstream customers, including our lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; operating risks, including unanticipated geological problems, incidental to our coal and natural resource management or natural gas midstream business; our ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; our ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects and new processing plants in our natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and other risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008.  Many of the factors that will determine our future results are beyond the ability of management to control or predict.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(dollars in thousands, except per unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Natural gas midstream	$155,907	$118,875	$504,789	$720,002
Coal royalties	29,987	33,923	120,435	122,834
Coal services	1,830	1,837	7,332	7,355
Other	7,177	8,350	24,148	31,389
Total revenues	194,901	162,985	656,704	881,580

Expenses
Cost of midstream gas purchased	121,454	98,752	406,583	612,530
Coal royalties expense	1,388	1,500	5,768	9,534
Operating	6,785	6,624	29,343	23,143
Taxes other than income	1,586	1,241	4,794	4,258
General and administrative	6,747	6,567	30,168	26,906
Impairments	1,511	31,801	1,511	31,801
Depreciation, depletion and amortization	18,264	16,844	70,235	58,166
Total expenses	157,735	163,329	548,402	766,338

Operating income (loss)	37,166	(344)	108,302	115,242

Other income (expense)
Interest expense	(6,167)	(7,306)	(24,653)	(24,672)
Interest income and other	311	326	1,280	(2,907)
Derivatives	(7,709)	23,261	(19,714)	16,837

Net income	$23,601	$15,937	$65,215	$104,500

Allocation of net income:
General partner's interest in net income	$6,386	$6,233	$24,962	$23,715
Limited partners' interest in net income	$17,215	$9,704	$40,253	$80,785

Basic and diluted net income per limited partner unit	$0.33	$0.19	$0.76	$1.63

Weighted average units outstanding, basic and diluted (in thousands)	51,799	51,799	51,799	49,495

Other data:

Distributions to limited partners (per unit) - (a)	$0.47	$0.47	$1.88	$1.85
Distributions paid	$30,877	$30,877	$123,508	$111,076
Distributable cash flow (non-GAAP) - (b)	$48,304	$34,996	$151,725	$129,915

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,456	8,715	34,330	33,690
Average coal royalties ($ per ton)	$3.55	$3.89	$3.51	$3.65
Average net coal royalties ($ per ton) - (c)	$3.38	$3.72	$3.34	$3.36

Natural gas midstream segment:
System throughput volumes (MMcf)	27,902	29,768	121,335	98,683
Gross margin (in thousands)	$34,453	$20,123	$98,206	$107,472

(a)	These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to our general partner.
(b)	See subsequent page for the calculation and description of distributable cash flow.
(c)	The average net coal royalties per ton deducts coal royalties expense, which is incurred primarily in Central Appalachia.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited
(in thousands)

	December 31,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$8,659	$9,484
Accounts receivable	82,321	73,267
Derivative assets	1,331	30,431
Other current assets	4,468	4,263
Total current assets	96,779	117,445
Property, plant and equipment, net	900,844	895,119
Other long-term assets	210,437	206,255
Total assets	$1,208,060	$1,218,819

Liabilities and Partners' Capital
Accounts payable and accrued liabilities	$70,405	$71,186
Deferred income	3,839	4,842
Derivative liabilities	11,251	13,585
Total current liabilities	85,495	89,613
Derivative liabilities	4,285	6,915
Other long-term liabilities	21,673	23,509
Long-term debt	620,100	568,100
Partners' capital	476,507	530,682
Total liabilities and partners' capital	$1,208,060	$1,218,819

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash flows from operating activities
Net income	$23,601	$15,937	$65,215	$104,500
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	18,264	16,844	70,235	58,166
Impairments	1,511	31,801	1,511	31,801
Commodity derivative contracts:
Total derivative losses (gains)	8,466	(21,909)	22,700	(11,357)
Cash receipts (payments) to settle derivatives for the period	(1,135)	(5,187)	3,000	(38,466)
Noncash interest expense	1,242	1,150	4,391	2,693
Equity earnings, net of distributions received	(81)	1,191	(2,537)	(224)
Other	196	198	765	(1,408)
Changes in operating assets and liabilities	(8,517)	4,383	(5,308)	(6,529)
Net cash provided by operating activities	43,547	44,408	159,972	139,176

Cash flows from investing activities
Acquisitions, net of cash acquired	(70)	(7,345)	(29,580)	(260,376)
Additions to property, plant and equipment	(7,316)	(16,750)	(51,097)	(71,652)
Other	275	(658)	1,147	998
Net cash used in investing activities	(7,111)	(24,753)	(79,530)	(331,030)

Cash flows from financing activities
Proceeds from equity issuance	-	-	-	141,084
Distributions to partners	(31,043)	(30,877)	(124,009)	(111,076)
Proceeds from borrowings, net	(8,000)	10,000	52,000	156,000
Other	-	-	(9,258)	(4,200)
Net cash provided by (used in) financing activities	(39,043)	(20,877)	(81,267)	181,808

Net decrease in cash and cash equivalents	(2,607)	(1,222)	(825)	(10,046)
Cash and cash equivalents - beginning of period	11,266	10,706	9,484	19,530
Cash and cash equivalents - end of period	$8,659	$9,484	$8,659	$9,484

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands, except per unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Reconciliation of GAAP "Net income" to Non-GAAP
"Distributable cash flow"
Net income	$23,601	$15,937	$65,215	$104,500
Depreciation, depletion and amortization	18,264	16,844	70,235	58,166
Impairments	1,511	31,801	1,511	31,801
Commodity derivative contracts:
Derivative losses included in operating income	-	1,352	-	5,480
Derivative losses included in other income	8,466	(23,261)	22,700	(16,837)
Cash receipts (payments) to settle derivatives for the period	(1,135)	(5,187)	3,000	(38,466)
Equity earnings from joint venture, net of distributions	(81)	1,191	(2,537)	(224)
Other capital expenditures	(2,322)	(3,681)	(8,399)	(14,505)

Distributable cash flow (a)	$48,304	$34,996	$151,725	$129,915

Distribution to partners:

Limited partner units	$24,345	$24,345	$97,380	$89,207
General partner interest	497	497	1,988	1,820
Incentive distribution rights (b)	6,035	6,035	24,140	20,049

Total cash distribution paid during period	$30,877	$30,877	$123,508	$111,076

Total cash distribution paid per unit during period	$0.47	$0.47	$1.88	$1.82

Reconciliation of GAAP "Net income" to Non-GAAP
"Net income as adjusted"
Net income	$23,601	$15,937	$65,215	$104,500
Adjustments for derivatives:
Derivative losses included in operating income	-	1,352	-	5,480
Derivative (gains) losses included in other income	8,466	(23,261)	22,700	(16,837)
Cash receipts (payments) to settle derivatives for the period	(1,135)	(5,187)	3,000	(38,466)
Adjustment for impairments	1,511	31,801	1,511	31,801

Net income, as adjusted (c)	$32,443	$20,642	$92,426	$86,478

Allocation of net income, as adjusted:
General partner's interest in net income, as adjusted	$6,563	$6,327	$25,506	$23,355
Limited partners' interest in net income, as adjusted	$25,880	$14,315	$66,920	$63,123

Net income, as adjusted, per limited partner unit, basic and diluted	$0.49	$0.28	$1.27	$1.28

(a)
Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus impairments, plus (minus) derivative losses (gains) included in operating income and other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus other capital expenditures.  Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners.  Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships.  Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP.  Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

(b)
In accordance with our partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

(c)
Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives.  We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry.  We use this information for comparative purposes within the industry.  Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
QUARTERLY SEGMENT INFORMATION - unaudited
(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended December 31, 2009

Revenues
Natural gas midstream	$-	$155,907	$155,907
Coal royalties	29,987	-	29,987
Coal services	1,830	-	1,830
Timber	1,371	-	1,371
Oil and gas royalties	688	-	688
Other	2,149	2,969	5,118
Total revenues	36,025	158,876	194,901
Expenses
Cost of midstream gas purchased	-	121,454	121,454
Coal royalties expense	1,388	-	1,388
Other operating	692	6,093	6,785
Taxes other than income	558	1,028	1,586
General and administrative	3,107	3,640	6,747
Impairments	1,511	-	1,511
Depreciation, depletion and amortization	7,773	10,491	18,264
Total expenses	15,029	142,706	157,735

Operating income	$20,996	$16,170	$37,166

Additions to property and equipment and acquisitions	$206	$7,180	$7,386

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three months ended December 31, 2008

Revenues
Natural gas midstream	$-	$118,875	$118,875
Coal royalties	33,923	-	33,923
Coal services	1,837	-	1,837
Timber	1,615	-	1,615
Oil and gas royalties	1,259	-	1,259
Other	3,683	1,793	5,476
Total revenues	42,317	120,668	162,985
Expenses
Cost of midstream gas purchased	-	98,752	98,752
Coal royalties expense	1,500	-	1,500
Other operating	918	5,706	6,624
Taxes other than income	565	676	1,241
General and administrative	2,826	3,741	6,567
Impairments	-	31,801	31,801
Depreciation, depletion and amortization	8,072	8,772	16,844
Total expenses	13,881	149,448	163,329

Operating income (loss)	$28,436	$(28,780)	$(344)

Additions to property and equipment and acquisitions	$2,084	$22,011	$24,095

PENN VIRGINIA RESOURCE PARTNERS, L.P.
YEAR-TO-DATE SEGMENT INFORMATION - unaudited
(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Year ended December 31, 2009

Revenues
Natural gas midstream	$-	$504,789	$504,789
Coal royalties	120,435	-	120,435
Coal services	7,332	-	7,332
Timber	5,726	-	5,726
Oil and gas royalties	2,471	-	2,471
Other	8,636	7,315	15,951
Total revenues	144,600	512,104	656,704
Expenses
Cost of midstream gas purchased	-	406,583	406,583
Coal royalties expense	5,768	-	5,768
Other operating	2,892	26,451	29,343
Taxes other than income	1,704	3,090	4,794
General and administrative	13,867	16,301	30,168
Impairments	1,511	-	1,511
Depreciation, depletion and amortization	31,330	38,905	70,235
Total expenses	57,072	491,330	548,402

Operating income	$87,528	$20,774	$108,302

Additions to property and equipment and acquisitions	$2,252	$78,425	$80,677

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Year ended December 31, 2008

Revenues
Natural gas midstream	$-	$720,002	$720,002
Coal royalties	122,834	-	122,834
Coal services	7,355	-	7,355
Timber	6,943	-	6,943
Oil and gas royalties	5,989	-	5,989
Other	10,206	8,251	18,457
Total revenues	153,327	728,253	881,580
Expenses
Cost of midstream gas purchased	-	612,530	612,530
Coal royalties expense	9,534	-	9,534
Other operating	2,406	20,737	23,143
Taxes other than income	1,680	2,578	4,258
General and administrative	12,606	14,300	26,906
Impairments	-	31,801	31,801
Depreciation, depletion and amortization	30,805	27,361	58,166
Total expenses	57,031	709,307	766,338

Operating income	$96,296	$18,946	$115,242

Additions to property and equipment and acquisitions	$27,270	$304,758	$332,028

PENN VIRGINIA RESOURCE PARTNERS, L.P.
GUIDANCE TABLE - unaudited
(dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for full-year 2010.

	Actual
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	YTD	Full-Year
	2009	2009	2009	2009	2009	2010 Guidance

Coal and natural resource management segment:
Coal royalty tons (millions)	8.7	8.7	8.4	8.5	34.3	31.0	32.0

Revenues:
Average coal royalties per ton	$3.50	3.43	3.56	3.55	3.51	3.30	3.40
Average coal royalties per ton, net of coal royalty expense	$3.36	3.25	3.37	3.38	3.34	3.15	3.25
Other	$7.6	5.1	5.4	6.0	24.1	21.0	22.0

Expenses:
Cash operating expenses	$5.9	6.6	6.0	5.7	24.2	22.0	22.5
Depreciation, depletion and amortization	$7.4	8.2	8.0	7.8	31.3	28.5	29.0

Capital expenditures:
Expansion and acquisitions	$1.3	0.6	0.1	0.1	2.1	6.0	7.0
Other capital expenditures	$-	-	-	0.2	0.2	0.0	0.5
Total segment capital expenditures	$1.3	0.6	0.1	0.3	2.3	6.0	7.5

Natural gas midstream segment:
System throughput volumes (MMcf per day)	359	344	324	303	332	350	360

Expenses:
Cash operating expenses	$11.8	11.6	11.6	10.8	45.8	55.0	60.0
Depreciation, depletion and amortization	$9.1	9.5	9.8	10.5	38.9	42.0	44.0

Capital expenditures:
Expansion and acquisitions	$11.2	10.3	37.9	5.0	64.4	34.0	42.0
Other capital expenditures	$3.3	1.4	1.4	2.3	8.4	16.0	18.0
Total segment capital expenditures	$14.5	11.7	39.3	7.3	72.8	50.0	60.0

Other:
Interest expense:
End of period total debt outstanding	$595.1	597.1	628.1	620.1
Effective Interest rate	3.9%	4.2%	4.2%	3.9%

These estimates are meant to provide guidance only and are subject to revision as PVR's operating environment changes.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
DERIVATIVE CONTRACT SUMMARY - unaudited
As of December 31, 2009

	Average Volume	Swap	Weighted Average Price
	Per Day	Price	Put (a)	Call (b)

Crude oil collar	(barrels)		(per barrel)
First quarter 2010 through fourth quarter 2010	750		$70.00	$81.25

Crude oil collar	(barrels)		(per barrel)
First quarter 2010 through fourth quarter 2010	1,000		$68.00	$80.00

Natural gas purchase swap	(MMBtu)	(MMBtu)
First quarter 2010 through fourth quarter 2010	5,000	$5.815

NGL - natural gasoline collar	(gallons)		(per gallon)
First quarter 2011 through fourth quarter 2011	60,000		$1.55	$1.92

Crude oil collar	(barrels)		(per barrel)
First quarter 2011 through fourth quarter 2011	400		$75.00	$98.50

Natural gas purchase swap	(MMBtu)	(MMBtu)
First quarter 2011 through fourth quarter 2011	3,000	$6.430

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in  the natural gas price, natural gas midstream gross margin and operating income for 2010 would decrease or increase  by approximately $6.9 million.  In addition, we estimate that for every $5.00 per barrel increase or decrease in the  crude oil price, our natural gas midstream gross margin and operating income for 2010 would increase or decrease by  approximately $11.5 million.  This assumes that crude oil prices, natural gas prices and inlet volumes remain constant  at anticipated levels.  These estimated changes in gross margin and operating income exclude potential cash receipts  or payments in settling these derivative positions.

(a) - Purchased put/floor.
(b) - Sold call/ceiling.